CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of the Dynamic Alternatives Fund (“Fund”), and to the use of our report dated February 28, 2023 on the Fund’s financial statement as of September 30, 2022. Such financial statement appears in the Fund’s Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 11, 2023

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